UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 16, 2007

NASTECH PHARMACEUTICAL COMPANY INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-13789	11-2658569
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3830 Monte Villa Parkway, Bothell, Washington		98021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	425-908-3600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

Beginning on November 16, 2007, Nastech Pharmaceutical Company Inc. (the "Company") commenced a plan to terminate an aggregate of 72 employees across all areas of its operations. The plan was adopted in an effort to reduce the Company’s operating costs and appropriately align its operations with its business priorities following the termination by Procter & Gamble Pharmaceuticals, Inc. of its collaboration partnership with the Company with respect to Teriparatide (Parathyroid Hormone: PTH(1-34)) nasal spray for the treatment of osteoporosis. Of the employees terminated, 62 had been employed at the Company’s facilities located in Bothell, Washington, and 10 had been employed at the Company’s facility located in Hauppauge, New York. Following this action, the Company will have approximately 160 full-time employees. The Company expects to incur approximately $1 million of after-tax charges relating primarily to one-time termination benefits as a result of this action, of which approximately $150,000 had been previously recorded as an accrual for compensated employee absences and the remainder is expected to be expensed in November 2007.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

None.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASTECH PHARMACEUTICAL COMPANY INC.

November 21, 2007	By:	Dr. Steven C. Quay

Name: Dr. Steven C. Quay
Title: Chairman of the Board, President and Chief Executive Officer